SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) Securities
                              Exchange Act of 1934

Filed by the Registrant |_|

Filed by a party other than the Registrant [X]

         Check the appropriate box:

[ ]      Preliminary Proxy Statement

[ ]      Confidential, for Use of the Commission Only
           (as permitted by Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement

[X]      Definitive Additional Materials

[ ]      Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       REAL ESTATE ASSOCIATES LIMITED III

                (Name of Registrant as Specified in Its Charter)

                             BOND PURCHASE, L.L.C.

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]      No fee required

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11


         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transactions applies:


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         (3) Per unit price or other  underlying  value of transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

         (4) Proposed maximum aggregate value of transaction:

         (5) Total Fee paid:

[ ]      Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount previously paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing party:

         (4) Date filed:

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                              Bond Purchase, L.L.C.
                                 104 Armour Road
                        North Kansas City, Missouri 64116


                                                        July 6, 2001

                                    JUSTICE!

            THE SUPERIOR COURT OF THE STATE OF CALIFORNIA HAS SPOKEN.


Dear Fellow Limited Partner:

   Finally, after many months and repeated attempts to view the books and records of REAL III, the Superior Court of the State of California has ordered NAPICO to grant us access on July 9, 2001. It is unfortunate that any limited partner is forced to use the courts against its own general partner to enforce the Partnership Agreement. However, we believe our determination, the expenses we have incurred and ultimately, our results, will benefit all limited partners.

   Due to the court ruling we have determined to extend the solicitation period until July 31, 2001. This additional time will allow for our review of the Partnership's book and records. While reserving the right to extend further this solicitation for unforeseen extraordinary reasons, it is our intention that this solicitation will terminate on July 31, 2001. We apologize for any confusion unitholders may have experienced due to our previous extensions and multiple mailings. However, the need to base our actions on complete and accurate information paramount.

                       BOND PURCHASE'S COMMITMENTS TO YOU

   During the consent solicitation period of our fellow limited partners in REAL III which commenced on March 13, 2001, we have attempted to address the concern of ALL unitholders. As expressed to us, these concerns are:

   Liquidation    The goal of Bond Purchase L.L.C. and its affiliate,  New G.P.,
                  L.L.C.  if elected as the new general  partner of REAL III, is to take  immediate,  positive  steps  toward  liquidating  the
                  Partnership.  Unlike NAPICO which  committed  over three years
                  ago  to  liquidate  the  partnership   "eventually,"   we  are
                  committed to a time certain liquidation.

                  Our original intention was to seek limited partner consents to amend the Partnership Agreement to liquidate the

                  Partnership on or before January 1, 2006. However, with considerable input from our fellow limited partners, it is clear to us that most unitholders want the liquidation to occur even sooner. We are now committed, in writing, to seek consents from limited partners to amend the Partnership Agreement to liquidate the Partnership on or before December 31, 2004, a year earlier.

                  We believe this self imposed maximum time limit will provide for the prudent and orderly sale of the Partnership assets and will eliminate two additional years of K-1 tax reporting. Of course, we will pursue a sale of Partnership assets and the subsequent liquidation of the Partnership, earlier if the sale of Partnership can be negotiated more quickly while still maximizing the benefits to limited partners. (The Partnership Agreement currently provides the Partnership does not have to be liquidated until the year 2032.)


   Taxes Many of our fellow limited partners are fearful of liquidation if such action will create a tax liability for them. We are committed, in writing, to follow the letter and the spirit of the Partnership Agreement that explicitly calls for the sale of any assets to exceed the then current maximum Federal and state tax rate.

                  Our intention is to negotiate with the local general partners and to maximize the attractiveness of the local limited partnerships by including all reserves, other unidentified assets and the value of the right to manage the properties. In addition, we intend to solicit independent, unaffiliated, third party bids for the Partnership assets.

                  We believe if NAPICO had pursued such a course in 1998 when it sold 22 of the local limited partnerships they would have increased the sale price for the assets thereby maximizing the value to REAL III unitholders. Also, the negative tax consequences many limited partners have expressed to us surrounding that sale would have been minimized or eliminated. Instead, NAPICO sold REAL III assets to a NAPICO affiliate without the benefit of independent third party bidding and we believe, without including the value of all of the local limited partnerships' assets, which we believe it then transferred to itself through its affiliate.

   Bond Purchase  Several limited partners have expressed the opinion that while they are very dissatisfied with NAPICO, its management record and the total return on their investment in REAL III, they needed additional information on Bond Purchase to make an informed decision.

                  We stand by our record of liberating value for limited partners trapped in non-performing partnerships such as NAPICO's REAL III. In other partnerships or corporations in which we have been involved in the management, we have reinstated suspended dividends, increased dividend distributions, reduced management fees, reduced trustee fees and negotiated the sale of multi-million dollar real estate assets, in one instance for a 50% increase over what the prior management was planning to sell the same asset for to an affiliate. Does this sound familiar?

                  We are proud of our record of increasing unitholder value and we stand by it.

   Other limited partner concerns include the length of this solicitation, the appointment of Bond Purchase as attorney-in-fact and the question "I signed the BLUE consent form, why do you keep sending them?"

   Contrary to NAPICO's implications in their two most recent letters to you claiming that we commenced this solicitation on November 8, 2000 - for the record - this solicitation commenced on March 13, 2001. It is clear that NAPICO knows the facts to be other than what was stated in their letters to you. In their lawsuit filed against Bond Purchase L.L.C. et al., on April 20, 2001 they acknowledge that definitive proxy material was filed on March 13, 2000 and that it was disseminated to a substantial number of limited partnership's on March 23, 2001. Apparently NAPICO knows better than to massage the facts when they file court documents; unfortunately, when dealing with limited partners they are at ease with taking such liberties. Many limited partners have asked us "How can both sides make completely opposite statements?" This is one example.

   In any event, we are somewhat surprised to learn of NAPICO's sudden concern for the timeliness of events. In the last 5 years there are no less than 4 examples of NAPICO's failure to file the Partnership's annual report within the required time and in the last 6 years there are no less than 8 examples of NAPICO's failure to file the Partnership's quarterly reports in a timely manner, in each case forcing NAPICO to file for an extension. Also, many limited partners we have spoken with have expressed concern over the timeliness of the year end tax reporting on Form K-1 sent by NAPICO.

   While our preference would be for a very short, successful solicitation, we are most interested in satisfying the concerns of ALL our fellow limited partners with regard to the very complex issues surrounding this limited partnership and its future. For this reason and others including numerous incomplete and incorrect addresses supplied to us by NAPICO, and our newly granted court ordered access to the Partnership's books and records we have determined that one final extension to this solicitation is needed. It is our intention that this solicitation will terminate on July 31, 2001.

                                ----------------

Many limited partners have also told us that NAPICO or its representatives have made the claim that appointing Bond Purchase as your attorney-in-fact is somehow detrimental to you. Contrary to NAPICO's alleged claim, voting on the blue consent form to support Bond Purchase is limited to the proposals listed - the removal of NAPICO and the continuation of the Partnership under the new general partner, New G.P. No other authority is granted by you to Bond Purchase and no other action can or will be taken by Bond Purchase on your behalf. Any claim to the contrary is inaccurate.

                                ----------------

Why have you received so many blue consent forms? It is common practice when involved in a contested solicitation to include a new consent form for your convenience with each new mailing to unitholders. If you have executed a valid consent by marking, dating and signing exactly as your name appears on the Partnership's registration, including your title as trustee or corporate officer if appropriate AND HAVE NOT SIGNED A REVOCATION, you do not need to sign a new blue consent form. If you are unsure, please take this opportunity to mark, sign and date the enclosed BLUE consent form.

                                ----------------

We have received support from unitholders representing more than 50% of the outstanding units of REAL III. We thank those limited partners for their support of our plan for the future of the Partnership. If you have not yet taken the opportunity to vote, we urge you to do so now by marking, signing and dating the enclosed BLUE consent form. If you remain undecided or need additional information, please call N.S. Taylor & Associates, Inc. who is assisting us with this solicitation. They can be reached toll free at 1.800.711.8662 and will answer any remaining questions you may have.

   This letter is being mailed to all unitholders on or about July 7, 2001.


                                                     Very Truly Yours,


                                                     Bond Purchase, L.L.C.

                               (Form of Consent)

                       Real Estate Associates Limited III
              a California Limited Partnership (the "Partnership")

                           CONSENT OF LIMITED PARTNER

          THIS CONSENT IS SOLICITED ON BEHALF OF BOND PURCHASE, L.L.C.

LIMITED PARTNERS WHO RETURN A SIGNED CONSENT BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH
MATTER.  THIS  CONSENT  IS  VALID  FROM THE DATE OF ITS  EXECUTION  UNLESS  DULY
REVOKED.

  THIS CONSENT CARD WILL REVOKE ANY PREVIOUSLY EXECUTED REVOCATION OF CONSENT.

The undersigned has received the Consent Solicitation Statement dated March 13, 2001 as amended July 6, 2001, ("Consent Solicitation Statement") by Bond Purchase, L.L.C., a Missouri limited liability company ("Bond Purchase."), seeking the approval by written consent of the following proposals:

(1)  the  removal  of  the  current  general  partners,   National   Partnership
Investments Corp., a California corporation and Coast Housing Investments Associates, a California limited partnership; and

(2) the continuation of the Partnership and the election of New G.P. as the new general partner of the Partnership (which is conditioned on the approval of proposal (1) above).

Each of the undersigned, by signing and returning this Consent, hereby constitutes and appoints Bond Purchase, acting through its officers and employees as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the Partnership Agreement in connection with this Consent and the Consent Solicitation Statement or in order to implement an approved proposal; and hereby votes all limited partnership interests of the Partnership held of record by the undersigned as follows for the proposals set forth above, subject to the Consent Solicitation Statement.

Proposal                                         FOR       AGAINST      ABSTAIN

1. Removal of General Partners                   [ ]         [ ]          [ ]

2. Continuation of the Partnership  and          [ ]         [ ]          [ ]
   election of new general partner,  New G.P.

(Please sign exactly as your name appears on the Partnership's records. Joint owners should each sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others acting in representative capacity should indicate the capacity in which they sign and should give FULL title, and submit appropriate evidence of authority to execute the Consent)


                                            Dated: _______________________, 2001
                                                (Important - please fill in)

                                              __________________________________
                                                               Signature / Title

                                              __________________________________
                                                               Signature / Title



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